UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 16, 2007
TOPSPIN MEDICAL, INC.
(Exact Name of Issuer as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	333-144472 (Commission File Number)	510394637 (I.R.S. Employer Identification Number)

Global Park 2 Yodfat Street, Third Floor North Industrial Area Lod 71291 Israel (Address of Principal Executive Offices)	Not Applicable (Zip Code)
972-8-9200033
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 16, 2007, the Board of Directors (the “Board”) of TopSpin Medical, Inc. (the “Company”) elected Zvi Schechter as a member of the Board, to fill the vacancy created by the resignation, effective same day, of Allon Reiter, to serve and to hold such office until the next annual meeting of the Company’s stockholders or until his earlier resignation or removal. Mr. Schechter is expected to serve as a member of the Board’s Audit Committee. Mr. Schechter is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-B.
     Mr. Schechter has served on the boards of directors of companies across various industries including the communications, information technology and the life sciences sectors. Mr. Schechter has been a financial advisor to the Israeli government as well as major banks and investment companies that are located in Israel. Mr. Schechter served as captain in the Israel Defense Force, and as Budget Officer in the Ordinance Corp., he oversaw the Ordinance Corp.’s research and development budgets during his period of service with the Israel Defense Force. Mr. Schechter earned a Bachelor of Sciences degree in Economics and Management from the Technion, and he earned a Masters of Business Administration degree in Finance from Tel Aviv University. Mr. Schechter is also a member of the Board of Directors of Can-fite Biopharma Ltd., an Israeli company that is traded on the Tel Aviv Stock Exchange.
     Mr. Schechter is a managing member of the general partner of the limited partnerships that comprise the Giza Group who is the holder of record of more than ten percent of the shares of our outstanding common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.
Date: September 20, 2007	By:	/s/ Eyal Kolka
		Name:	Eyal Kolka
		Title:	Chief Financial Officer